CREDIT SUISSE CAPITAL FUNDS

               CERTIFICATE OF ESTABLISHMENT AND DESIGNATION OF THE
                  CREDIT SUISSE LONG-SHORT MARKET NEUTRAL FUND,
                 CREDIT SUISSE U.S. MULTI-CAP RESEARCH FUND AND
                     CREDIT SUISSE TOTAL RETURN GLOBAL FUND

                  The undersigned, being the Secretary of the Credit Suisse Capital Funds, a Massachusetts business trust with transferable shares (the "Trust"), being hereunto duly authorized, does hereby certify that, pursuant to a vote of a Majority of the trustees of the Trust acting pursuant to Sections 6.1, 6.2 and 9.3 of the Amended and Restated Declaration of Trust of the Trust dated February 26, 1996, as now in effect (the "Declaration"), at a meeting called and held on February 16, 2006, there is hereby established and designated the following Funds (in addition to the Funds now existing) and classes of shares, into which the assets of the Trust shall be divided:

  Credit Suisse Long-Short Market Neutral Fund: Class A, Class C, Common Class
   Credit Suisse U.S. Multi-Cap Research Fund: Class A, Class C, Common Class
     Credit Suisse Total Return Global Fund: Class A, Class C, Common Class

(each an "Additional Fund" and together the "Additional Funds"), having relative rights and preferences as follows:

1. The beneficial interest in each Additional Fund shall be represented by a separate series (the "Additional Series") of shares of beneficial interest, par value $0.01 per share (the "Shares"), which shall bear the name of the Additional Fund to which it relates and shall represent the beneficial interest only in such Additional Fund. An unlimited number of Shares of each class of the Additional Series may be issued.

2. Each Additional Fund (or Class thereof) shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Fund's then currently effective registration statement under the Securities Act of 1933, as amended, relating to the particular Additional Fund.

3. The Shares of each Additional Fund, and the Series (or Class) thereof, shall have the rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to the powers of the Trustees, all as set forth in the Declaration of Trust. Without limitation of the foregoing sentence, each Share (or Class thereof) of an Additional Series shall be redeemable, shall be entitled to one vote, or a ratable fraction of one vote in respect of a fractional share, as to matters on which Shares of such Series (or Class thereof) shall be entitled to vote, and shall represent a share of the beneficial interest in the assets of the respective Additional Funds, all as provided in the Declaration of Trust.

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         IN WITNESS WHEREOF, I have hereunto set my hand as of the day and year set forth opposite my signature below.

Dated: March 17, 2006.

                                                    /s/ J. Kevin Gao
                                                    ----------------------------
                                                    J. Kevin Gao
                                                    Vice President and Secretary


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